Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
LIFE TECHNOLOGIES CORPORATION,
a Delaware Corporation
     LIFE TECHNOLOGIES CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
     ONE: The name of this Corporation is LIFE TECHNOLOGIES CORPORATION. Life Technologies Corporation was originally incorporated under the name Invitrogen Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on May 21, 1997 under the name Invitrogen Inc. The Certificate of Incorporation was later amended and restated pursuant to the terms of an Agreement and Plan of Merger filed with the Delaware Secretary of State on June 12, 1997. The Corporation filed an Amended and Restated Certificate of Incorporation on September 16, 1997. The Amended and Restated Certificate of Incorporation was further amended pursuant to resolutions approved by the Board of Directors and Stockholders of the Corporation, and such amendments were filed with the Delaware Secretary of State on January 29, 1999, and September 14, 2000. The Corporation filed a Certificate of Correction to the September 14, 2000, Amendment to the Amended and Restated Certificate of Incorporation with the Delaware Secretary of State on February 21, 2001. The Corporation filed a Restated Certificate of Incorporation with the Delaware Secretary of State on October 20, 2003 and filed a Certificate of Correction to the October 20, 2003 Restated Certificate of Incorporation with the Delaware Secretary of State on February 18, 2004. The Corporation filed a Certificate of Amendment to the October 20, 2003 Restated Certificate of Incorporation with the Delaware Secretary of State on June 1, 2006. The Corporation filed a Restated Certificate of Incorporation with the Delaware Secretary of State and a Certificate of Correction to the March 27, 2001 Statement of Designation on September 14, 2006. The Corporation filed a Restated Certificate of Incorporation with the Delaware Secretary of State on November 20, 2008. Under the name Life Technologies Corporation, the Corporation filed a Restated Certificate of Incorporation with the Delaware Secretary of State on January 6, 2009 and a Restated Certificate of Incorporation with the Delaware Secretary of State on May 3, 2010.
     TWO: This Amended and Restated Certificate of Incorporation has been duly adopted by the directors and stockholders of the Corporation in accordance with Sections 245 and 242 of the General Corporation Law of the State of Delaware. This Amended and Restated Certificate of Incorporation amends and restates the provisions of the Restated Certificate of Incorporation of this Corporation as filed with the Secretary of State of the State of Delaware on May 3, 2010.
     THREE: The text of the Restated Certificate of Incorporation as heretofore in effect is hereby amended and restated to read in its entirety as follows:
ARTICLE I
     The name of the Corporation is Life Technologies Corporation.
ARTICLE II
     The address of the Corporation’s registered office in the State of Delaware is: 2711 Centerville Road, Suite 400, Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Services Company.
ARTICLE III
     The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV
     The total number of shares of capital stock which the Corporation shall have authority to issue is 406,405,884, of which (a) 6,405,884 shares shall be preferred stock, par value $.01 per share (“Preferred Stock”), and (b) 400,000,000 shares shall be common stock, par value $.01 per share (“Common Stock”).

     The Corporation is authorized to issue, from time to time, all or any portion of the capital stock of the Corporation which may have been authorized but not issued, to such person or persons and for such lawful consideration as it may deem appropriate, and generally in its absolute discretion to determine the terms and manner of any disposition of such authorized but unissued capital stock.
     In addition, the Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. Subject to the limitations and restrictions in this Article IV set forth, the Board of Directors, by resolution or resolutions, is authorized to create or provide for any such series, and to fix the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences and the other preferences, powers, rights, qualifications, limitations and restrictions of any wholly unissued class or series of Preferred Stock and the number of shares constituting any such series, and the designation thereof, or any of them and to increase or decrease the number of shares of any series so created, subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
     There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences, privileges and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may, except as hereinafter in this Article IV otherwise expressly provided, vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors providing for the issuance of the various series; provided, however, that all shares of any one series of Preferred Stock shall have the same designation, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions.
     Any and all such shares issued for which the full consideration has been paid or delivered shall be deemed fully paid shares of capital stock, and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon.
     Except as otherwise required by law, or as otherwise fixed by resolution or resolutions of the Board of Directors with respect to one or more series of Preferred Stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock, and each stockholder of the Corporation who at the time possesses voting power for any purpose shall be entitled to one vote for each share of such stock standing in his name on the books of the Corporation.
     The Corporation may issue fractional shares (up to five decimal places) of Common Stock. Fractional shares shall be entitled to dividends (on a pro rata basis), and the holders of fractional shares shall be entitled to all rights as stockholders of the Corporation to the extent provided herein and under applicable law in respect of such fractional shares. Shares of Common Stock, or fractions thereof, may, but need not be represented by share certificates. Such shares, or fractions thereof, not represented by share certificates (the “Uncertificated Common Shares”) shall be registered in the stock records book of the Corporation. The Corporation at any time at its sole option may deliver to any registered holder of such shares share certificates to represent Uncertificated Common Shares previously issued (or deemed issued) to such holder.
ARTICLE V
     In furtherance of and not in limitation of powers conferred by statute, it is further provided:
     1. Board of Directors.
     (a) Election of Directors need not be by written ballot unless the bylaws of the Corporation so provide.
     (b) The number of Directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized Directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). Commencing with the 2012 annual meeting of stockholders of the Corporation, the Directors whose terms expire at that meeting and all subsequent annual meetings of the Corporation’s stockholders shall be elected annually for terms expiring at the next succeeding annual meeting of stockholders. Notwithstanding the foregoing, the Class II directors elected at the 2010 annual meeting of stockholders and the Class III directors elected at the 2011 annual meeting of stockholders shall continue to serve until their terms would otherwise expire.

     (c) The election of directors shall occur at the annual meeting of holders of capital stock or at any special meeting called and held in accordance with the bylaws of the Corporation. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies in the Board of Directors resulting from death, resignation or other cause (other than the removal from office by a vote of the stockholders) may be filled only by a majority vote of the Directors then in office, though less than a quorum. Directors so chosen shall hold office for a term expiring at the next succeeding annual meeting of stockholders and until their respective successors are elected and qualified; provided, however, that any director who is replacing a director who was in the course of serving a three-year term shall serve for the remainder of the predecessor’s term. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
     2. Bylaws. The Board of Directors is expressly authorized to adopt, amend, or repeal the bylaws of the Corporation to the extent specified therein. The bylaws of the Corporation may be amended or repealed, and new bylaws may be adopted, by the affirmative vote of the holders of at least a majority of the outstanding voting power of all the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, or by a vote of at least a majority of the number of directors of the Corporation then authorized, in the manner prescribed by the laws of the State of Delaware.
ARTICLE VI
     Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. Stockholders may not take action by written consent and may act only at an annual or special meeting.
ARTICLE VII
     To the extent permitted by law, the books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated in the bylaws of the Corporation or from time to time by its Board of Directors.
ARTICLE VIII
     No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a Director of the Corporation, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware, or (d) for any transaction from which the Director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after the effective date of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of each past or present Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.
     Any repeal or modification of this Article VIII by (a) the stockholders of the Corporation or (b) an amendment to the General Corporation Law of the State of Delaware (unless such statutory amendment specifically provides to the contrary) shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring either before or after such repeal or modification, of a person serving as a Director prior to or at the time of such repeal or modification.
ARTICLE IX
     Except for (1) actions in which the Court of Chancery in the State of Delaware concludes that an indispensable party is not subject to the jurisdiction of the Delaware courts, and (2) actions in which a Federal court has assumed exclusive jurisdiction of a proceeding, any derivative action brought by or on behalf of the corporation, and any direct action brought by a stockholder against the Corporation or any of its directors or officers, alleging a violation of the Delaware General Corporation Law, the Corporation’s certificate of incorporation or bylaws or breach of fiduciary duties or other violation of Delaware decisional law relating to the internal affairs of the Corporation, shall be brought in the Court of Chancery in the State of Delaware, which shall be the sole and exclusive forum for such proceedings; provided, however, that the Corporation may consent to an alternative forum for any such proceedings upon the approval of the Board of Directors of the Corporation.

ARTICLE X
     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute; provided, however, that the affirmative vote of a majority of the voting power of all the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal Article V, Article VI, Article VIII, or this Article X. All rights conferred upon stockholders herein are granted subject to this reservation.
     IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by the undersigned duly authorized officer of the Corporation on this 28th day of April, 2011.

LIFE TECHNOLOGIES CORPORATION

By:	/s/ John A. Cottingham John A. Cottingham
Chief Legal Officer & Secretary

4